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                                                                     EXHIBIT 5.1
                       [COOLEY GODWARD LLP LETTERHEAD]

August 29, 2000

Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Epimmune Inc., a Delaware corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 700,000 shares of the Company's Common Stock (the "Shares") for issuance pursuant to its 2000 Stock Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the 2000 Stock Plan, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plan and the options granted thereunder, will be validly issued, fully paid, and nonassessable (except as to shares that may be issued pursuant to certain deferred payment arrangements, if any, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Coordinator Very truly yours,

COOLEY GODWARD LLP


By: /s/ FREDERICK T. MUTO
   -------------------------
    Frederick T. Muto